NEWS RELEASE
 ---------------------

                                                             [Missing Graphic]

 ARCH CHEMICALS, INC.
 501 Merritt 7
 P.O. Box 5204
 Norwalk, CT 06856


-------------------------------------------------------------------------------


                              Investor Contact:  MARK E. FAFORD (203) 229-2654

                               Press Contact:   DALE N. WALTER   (203) 229-3033


                  ARCH CHEMICALS REACHES AGREEMENT TO SELL
            MICROELECTRONIC MATERIALS BUSINESS TO FUJI PHOTO FILM

NORWALK,  CT,  October 25, 2004  --  Arch Chemicals, Inc. (NYSE: ARJ) announced today that it has  signed  a  definitive  agreement to sell the majority of the operations of its Microelectronic Materials  business  to  Fuji Photo Film Co.,

Ltd.  for approximately $160 million.  The transaction, which  is  expected  to close by  the  end  of  the  year, is subject to regulatory approvals and other customary closing conditions.



The   transaction   includes  the  Company's   microelectronics   manufacturing

facilities and research  and  development  facilities located in North America,

Europe and Asia, and its 49 percent ownership  of  FUJIFILM Arch Co., Ltd., the

Company's  joint  venture  with  Fuji  Photo Film Co., Ltd.  in  Japan.   These

facilities  manufacture  and  supply a wide  range  of  products  --  including photoresists, formulated products,  polyimides  and  thin  film  systems  -- to semiconductor  manufacturers and to flat panel display manufacturers throughout the world.  Arch  will  retain its 50 percent interest in Planar Solutions LLC,

the Company's joint venture with Wacker Chemical Corporation for the production

and   sale   of  chemical  mechanical   planarization   (CMP)   slurries,   the

microelectronics-dedicated  manufacturing facility in Brandenburg, Kentucky and the chemical management services business ("CMS").  The Company will pursue all strategic options for its CMS business.  Sales of the CMS business in 2003 were approximately  $10  million.  The  Company  will  continue  to  supply  certain products  to  the Microelectronic  Materials  business  from  its  Brandenburg,

Kentucky facility.

Arch Chemicals'  Chairman,  President  and  CEO  Michael  Campbell  said, "This divestiture  supports  our  strategy  to  focus  our business portfolio and  to redeploy resources to pursue growth opportunities  in  our key growth platform,

Treatment Products.  Fuji Photo Film is a premier, innovative  global  provider

of  advanced  technologies.   We  have enjoyed our successful 21-year strategic

alliance with them, and we know the  business  will  be in very good hands.  We believe this transaction serves the best interests of all of our stakeholders -

- our shareholders, customers and employees."



Mr. Campbell further commented, "Planar Solutions, a joint  venture with Wacker

Chemical Corporation, is a leading supplier of high-end technology products for the copper CMP slurry market.  We remain excited about the profitable growth of

Planar and committed to our joint venture partner.  Earlier this  year,  Planar announced  the  opening of a second production facility in Mesa, Arizona.  This new facility will  enable Planar to expand its product offerings and to enhance our ability to meet customers' evolving needs," he added.



The Microelectronic  Materials businesses to be sold had sales of approximately

$135 million in 2003,  earnings  before  interest  and  taxes  of  $1.9 million

(including  allocation of corporate charges), depreciation and amortization  of

$11.6 million  and  capital  spending  of $2.9 million.  Equity in earnings and cash dividends from the Company's FUJIFILM  Arch  Co.,  Ltd. joint venture were

$6.1  million and $2.0 million, respectively, in 2003.  The  transaction  sales price is  subject  to  a  final  post-closing  working capital adjustment.  The estimated proceeds from the divestiture will be  principally  used  to pay down debt.  The Boards of Directors of both companies have approved the agreement.



Headquartered  in  Norwalk,  Connecticut,  Arch  Chemicals,  Inc.  is  a global

specialty  chemicals  company with more than $1 billion in annual sales.   Arch

and its subsidiaries have  leadership  positions in three business segments  --

Treatment Products, Microelectronic Materials and Performance Products  --  and

they serve leading customers in these markets with forward-looking solutions to

meet  their  chemical  needs.   Together  with   its   subsidiaries,  Arch  has

approximately 3,300 employees and manufacturing and customer-support facilities in  North  and South America, Europe, Asia and Africa.  For  more  information,

visit Arch's Web site at www.archchemicals.com.

Fuji Photo Film  is  a  leading  global  provider  of imaging, information, and document-related products and services. In the year  ending  March 31, 2004, it had  global  revenues  of  more  than  $24  billion, and employs 73,164  people worldwide.  As a global company with a reputation  for  the highest quality and reliability, Fuji Photo Film aims to make innovative use  of  the most advanced technologies  to  meet  the  increasingly sophisticated needs of its  customers around the world.  For further information, visit Fuji Photo Film's web site at

http://home.fujifilm.com.